Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268616

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated May 4, 2024)

MSP Recovery, Inc. d/b/a LifeWallet

5,638,092 Shares of Class A Common Stock

This prospectus supplement no. 3 amends and supplements the prospectus dated May 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-268616). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 5,638,092 shares of our Class A Common Stock, par value $0.0001 per share, held by the Selling Securityholders (the “Total Resale Shares”), including up to 2,666,667 shares of our Class A Common Stock issuable upon exercise of the Class A Common Stock Underlying Warrant (the “CPIA Warrant”) pursuant to an Amendment to the Claim Proceeds Investment Agreement (the “Amendment”) and a Warrant Agreement (the “Warrant Agreement”) with Brickell Key Investments LP (the “CPIA Holder”). As the exercise price of the CPIA Warrant is only $0.0025 per share, should the CPIA Holder exercise the CPIA Warrant, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW.” On May 23, 2024, the closing price of Common Stock was $0.7058 per share, the closing price of our Public Warrants was $0.0636 per warrant and the closing price of our New Warrants was $0.0038 per warrant.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, filed with the SEC on April 15, 2024.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 24, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2024

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

2701 Le Jeune Road Floor 10 Coral Gables, Florida		33134
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	LIFW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50 per share	LIFWW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0025 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

In partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company (the “Services Agreement”), on May 23, 2024 the Company issued the following unregistered equity securities: (i) 500,000 shares of the Company’s Class A Common Stock, par value $0.0001 per share to Virage (the “Shares”); and (ii) a Warrant (the “Warrant”) to purchase 2,500,000 shares of the Company’s Class A Common Stock, par value $0.0001 per share at a purchase price of $0.0001 per share to Virage Recovery Participation LP. The Warrant is exercisable for two years from the date of issuance.

The Shares and the Warrant have not been registered under the Securities Act of 1933 (the “Securities Act”) or under any state securities law in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

This Item 3.02 contains only a brief description of the material terms of the Warrant, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the full text of the Warrant, which is attached hereto as Exhibit 10.2 and incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
10.1	Services Agreement dated May 20, 2022
10.2	May 23, 2024 Warrant Agreement
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: May 24, 2024

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel